Exhibit 4.47

Letter of Intent
for Assignment of Property of Shenzhen ExcellenceTimes Square

The Vendor (“Party A”):	Global Sources Properties (Shenzhen) Co., Ltd.
Company Registration No.:	440301503236702
Authorized Representative:	Wu Jinxia
Company Address:	35 Floor, Shenzhen International Chamber of Commerce Tower, No.168 Fuhua Road 3, Futian District, Shenzhen

The Purchaser (“Party B”):	Li Yanan
Identification No.:	11010619671024332X
Address:	Room 2603-5, 26 Floor, Millennium City 3, Kwun Tong Road, Kowloon Hong Kong

Whereas, Party A intends to sell to Party B, and Party B intends to purchase the relevant properties of Shenzhen Excellence Times Square owned by Party A, in pursuance with PRC laws of real estate and regulations on administration of sale of commercial properties, together with relevant provisions of Shenzhen real estate policies and rules, Party A and Party B (hereinafter collectively referred to as “Parties”) hereby, via negotiation and under free will, with respect to both Parties’ assignment of relevant property of Floor 46 of Shenzhen Excellence Times Square, agree on and jointly comply with the terms and articles (hereinafter referred to as “Agreement”) as follows:

Article 1.    The Subscribed Property

1.1.
Shenzhen Excellence Times Square is located at the intersection of Yitian Road and Fuhua Road, Futian District, Shenzhen. Party A is the legal owner of nine (9) units on the 46th Floor of Shenzhen Excellence Times Square, numbered 4601, 4602, 4603, 4604, 4605, 4606, 4607, 4608 and 4609 respectively (hereafter referred to as “Property”).

1.2.
Party B voluntarily intends to purchase the Property, the specific unit number of which shall subject to the descriptions in the annex(es) hereto (Party A shall provide the photocopies of the Certificates for Real Estate of the Property as annex of this Agreement).

1.3.	The construction area of the Property is 1939.38 square meters. The purpose of the Property is for office use, with the land use from 18th March 2002 to 17th March 2052.

1.4.
The current legal status of the Property is free from mortgage, and the Certificates for the Real Estate of the Property have been obtained. Party A holds the complete ownership of the Property, which is entirely at its control and disposal.

Article 2.    Subscription Price

2.1.
It is agreed by both Parties that the subscription unit price of the Property is RMB62,000 per square meter of the construction area, and the total price is RMB120,241,560 (hereafter referred to as “Price”).

2.2.	Each Party shall respectively assume the relevant taxes arising from the transaction of the Property pursuant to provisions of laws and regulations.

Article 3.    The Subscription Deposit

3.1.
It is agreed by both Parties that, after execution of the Agreement, Party B shall appoint an payer to make payment of HK$15,000,000.00 to Party A’s parent company, Global Sources Properties Limited, by way of bank transfer before 9th February 2013, as the deposit for execution of the Existing Property Sales Contract of Shenzhen Municipality (hereafter referred to as “Sales Contract”).

The account designated by Party B:

Bank Name:         The Hongkong and Shanghai Banking Corporation Limited
Account Name:     GLOBAL SOURCES PROPERTIES LIMITED
Account No.:        182-260422-292
Bank Swift Code:  HSBCHKHH

3.2.	Upon payment of the aforementioned deposit to the designated account, Party A shall issue to Party B a written receipt for the deposit, accurately recording the deposit amount.

3.3.	After the Price of the Property is fully paid by Party B or its appointed payor, such deposit shall be refunded to Party B without any interest accrued thereof.

Article 4.    Payment Method and Sales Contract

4.1.	Party A agrees that, the Sales Contract will be signed by a newly established company of which Party B is the controlling shareholder.

4.2.
It is agreed by both Parties that, the Sales Contract will be signed on or before 30th April 2013, which shall stipulate that: Party B or the company controlled by Party B as shareholder shall pay the full amount of the Price for the Property, RMB120,240,560 (exclusive of the deposit in Hong Kong dollars paid by Party B’s appointed payor referred in the preceding Article 3.1) , to a bank escrow account designated by both Parties on a lump sum basis on or before 7th May 2013.

4.3.
It is agreed by both Parties that, this Agreement shall be an integral part of the Sales Contract, and both Parties shall fill in the blank spaces of the Sales Contract in accordance with the provisions of this Agreement and/or this Agreement shall be the supplementary terms of the Sales Contract. Unless both Parties mutually otherwise agreed, the terms and conditions of the Sales Contract shall not be further altered or added.

Article 5.    Registration of Transfer and Delivery of the Property

5.1.	Registration of Transfer

Within three (3) working days upon execution of Sales Contract and payment of Price to the bank escrow account in full, both Parties shall prepare all the documents required for registration of transfer of property ownership, and jointly apply to the registration administration of property ownership to proceed with the procedures for the registration of ownership transfer.

5.2.	Date of Delivery

Within two (2) working days after both Parties jointly submit the relevant documents to Shenzhen Real Estate Ownership Registration Center for such transfer and receive the return receipt from the Center, Party A shall deliver to Party B the Property.

5.3.	Delivery Standard and Property Management Fee, etc

(a)
The Property shall be delivered on an “as is” basis, however, Party A reserves the right to remove the removable or demountable furniture, facilities and other fittings (hereafter collectively referred to as “the Removable Fittings”). In the event that Party B requests to retain the Removable Fittings in whole or in part, it shall make the corresponding compensation to Party A, the exact amount of which shall be otherwise negotiated by both Parties.

(b)	If Party B requests Party A to demolish or restore the Property’s fittings, all costs required for such demolition or restoration shall be solely borne by Party B.

(c)
From the next month following Party A’s delivery to Party B, any property management fees, water and electricity bill, air-conditioning usage fees and other costs related to the Property shall be borne by Party B.

Article 6.    Liability for Breach of Contract

6.1.
In the event that the Sales Contract fails to be executed on or before 30th April 2013 due to Party B’s reasons, Party A is entitled to terminate this Agreement by issuing a written notice to Party B, and the deposit of HK$15,000,000.00 paid according to Article 3 herein will not be refunded. In addition, Party A is entitled to sell the Property to any other third party.

6.2.
In the event that the Sales Contract fails to be executed due to Party A’s reasons, Party B is entitled to terminate this Agreement by issuing a written notice to Party A, and Party A shall refund the twice amount of the deposit paid by Party B on a lump sum basis as compensation. Apart from that, Party A is entitled to sell the Property to any other third party. Party B shall not claim against Party A in any form whatsoever.

Article 7.    Miscellaneous

7.1.	Notice

All notices required hereunder shall be in writing, unless stipulated to the contrary herein.

Any document as notice, invoice or bill etc. sent from Party A to Party B shall be delivered by personal delivery or by courier, and addressed as set out below. A notice shall be deemed to be duly served on and received immediately after delivery in case of personal delivery, or on the served date recorded in the return receipt in case of delivery by courier. The information of both Parties for communication is set out as follows:

Party A:	Global Source Properties (Shenzhen) Co., Ltd.
Mail Address:	35 Floor, Shenzhen International Chamber of Commerce Tower, No.168 Fuhua Road 3, Futian District, Shenzhen
Postal Code:	518048
Attention:	Wu Jinxia
Tel:	0755-8828 2868
Fax:	0755-8828 2864

Party B:	Li Yanan
Mail Address:	Room 2603-5, 26 Floor, Millennium City 3, Kwun Tong Road, Kowloon Hong Kong
Postal Code:	N.A
Attention:	Li Yanan
Tel:	(852) 2815 2022 (852) 6386 6819
Fax:	(852) 2815 2191

Both Parties shall be responsible for authenticity and accuracy of their respective contact number and address recorded herein. Where the contact number and/or address of either Party changes, that Party shall notify the other Party in writing on the second day following the date when the change occurs. Liabilities incurred by inauthentic or inaccurate contact number and/or address of either Party or that Party’s failure to timely notify the other Party of such change shall be held by that Party.

7.2.	Dispute Resolution

Any dispute arising from performance of this Agreement shall be settled through amicable negotiation, failing which, either Party shall be entitled to submit such dispute to the competent People’s Court of PRC.

7.3.	This Agreement shall be governed by PRC law.

7.4.
This Agreement shall be executed in four sets of original copies, and take effect upon signatures and seals by both Parties. Each Party shall hold two sets of this Agreement with equal legal effectiveness.

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[Execution page of Letter of Intend for Assignment of Property of Shenzhen Times Square Excellence]

Party A:                                                Global Sources Properties (Shenzhen) Co., Ltd.

(Company chop)

Authorized Representative:               Wu Jinxia (Signature)

Execution Date:                                    7th February 2013

Party B:                                                Li Yanan

(Signature)

Execution Date:                                    7th February 2013

Annex 1: Copy of Certificate for Real Estate of the Property